Energy Transfer Partners and Sunoco LP Complete the Dropdown of
Remaining Wholesale Fuel and Retail Marketing Assets

DALLAS and HOUSTON, March 31, 2016 -- Energy Transfer Partners, L.P. (NYSE: ETP) and Sunoco LP (NYSE: SUN) announced today that they have completed the previously announced dropdown to SUN of the remaining 68.42% interest in Sunoco, LLC and 100% interest in Sunoco Retail LLC, which owns the legacy Sunoco convenience store business, for approximately $2.226 billion.
The transaction has an effective date of January 1, 2016 and is expected to be accretive to distributable cash flow and expected distributions per unit for SUN in 2016 and thereafter.
SUN paid ETP approximately $2.2 billion in cash including the expected value of working capital and issued to ETP 5,710,922 million SUN common units valued at approximately $194 million based on the five-day volume-weighted average price of SUN's common units as of November 13, 2015. In connection with the closing of the acquisition, SUN entered into a $2.035 billion senior secured term loan facility to fund a portion of the cash consideration for the acquisition, with the remaining portion funded with borrowings under SUN’s revolving credit facility.
This final dropdown completes a total of $5.7 billion of dropdowns from ETP to SUN since the fourth quarter of 2014, transforming into one of the leading wholesale fuel and retail marketing platforms in the United States, with tremendous geographic scale and a unique diversity of business drivers.
Simultaneously with the closing of the acquisition, SUN completed its previously announced sale of 2,263,518 SUN common units to Energy Transfer Equity, L.P. (NYSE: ETE) and received $64.5 million in proceeds which were used to repay borrowings under SUN’s revolving credit facility.
Sunoco LP (NYSE: SUN) is a master limited partnership that operates approximately 1,340 convenience stores and retail fuel sites and distributes motor fuel to convenience stores, independent dealers, commercial customers and distributors located in 30 states at approximately 6,800 sites. Our parent -- Energy Transfer Equity, L.P. (NYSE: ETE) -- owns SUN's general partner and incentive distribution rights. For more information, visit the Sunoco LP website at www.SunocoLP.com.
Energy Transfer Partners, L.P. (NSYE: ETP) is a master limited partnership owning and operating one of the largest and most diversified portfolios of energy assets in the United States. ETP’s subsidiaries include Panhandle Eastern Pipe Line Company, LP (the successor of Southern Union Company) and Lone Star NGL LLC, which owns and operates natural gas liquids storage, fractionation and transportation assets. In total, ETP currently owns and operates more than 62,500 miles of natural gas and natural gas liquids pipelines. ETP also owns the general partner, 100% of the incentive distribution rights, and approximately 67.1 million common units in Sunoco Logistics Partners L.P. (NYSE: SXL), which operates a geographically diverse portfolio of crude oil and refined products pipelines, terminalling and crude oil acquisition and marketing assets. ETP’s general partner is owned by Energy Transfer Equity, L.P. For more information, visit the Energy Transfer Partners, L.P. web site at www.energytransfer.com.
Energy Transfer Equity, L.P. (NYSE: ETE) is a master limited partnership that owns the general partner and 100% of the incentive distribution rights of Energy Transfer Partners, L.P. and Sunoco LP and approximately 2.6 million ETP Common Units, approximately 81.0 million ETP Class H Units, which track 90% of the underlying economics of the general partner interest and the IDRs of Sunoco Logistics Partners L.P. (NYSE: SXL), and 100 ETP Class I Units. On a consolidated basis, ETE’s family of companies owns and operates approximately 71,000 miles of natural gas, natural gas liquids, refined products, and crude oil pipelines. For more information, visit Energy Transfer Equity, L.P.’s web site at www.energytransfer.com.

Forward-Looking Statements
This news release may include certain statements concerning expectations for the future that are forward-looking statements as defined by federal law. Such forward-looking statements are subject to a variety of known and unknown risks, uncertainties, and other factors that are difficult to predict and many of which are beyond management’s control. An extensive list of factors that can affect future results are discussed in the Partnership’s Annual Report on Form 10-K and other documents filed from time to time with the Securities and Exchange Commission. The Partnership undertakes no obligation to update or revise any forward-looking statement to reflect new information or events.
The information contained in this news release is available on our website at www.SunocoLP.com.
Contacts
Sunoco LP
Scott Grischow, Director - Investor Relations and Treasury
(361) 884-2463, scott.grischow@sunoco.com

Dennard-Lascar Associates
Anne Pearson
(210) 408-6321, apearson@dennardlascar.com

Energy Transfer Partners, L.P.
Brent Ratliff, Vice President, Investor Relations
(214) 981-0795, brent.ratliff@energytransfer.com

Lyndsay Hannah, Director of Finance and Investor Relations
(214) 981-0795, lyndsay.hannah@energytransfer.com

Granado Communications
Vicki Granado
(214) 599-8785, vicki@granadopr.com